Exhibit 99.1

eNom, Incorporated Consolidated Financial Statements December 31, 2016 and 2015 for the Three Years Ended December

Report of Independent Auditors

To the Management of Rightside Group, Ltd.:

We have audited the accompanying consolidated financial statements of eNom, Inc. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive loss, of changes in parent company net investment and of cash flows for the three years then ended December 31, 2016.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of eNom, Inc. and its subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the three years then ended December 31, 2016 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 13 to the consolidated financial statements, amounts recorded as allocations for certain centralized costs of eNom are not necessarily representative of the amounts that would have been reflected in the financial statements had eNom operated as a separate, stand-alone entity. Our opinion is not modified with respect to this matter.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington

March 17, 2017

eNom, Incorporated

Consolidated Balance Sheets

(In thousands)

	December 31,
	2016	2015
Assets
Current assets
Accounts receivable, net	$6,433	$6,725
Prepaid expenses and other current assets	3,195	4,416
Deferred registration costs	65,983	66,455
Total current assets	75,611	77,596
Deferred registration costs, less current portion	14,441	14,441
Property and equipment, net	4,707	5,955
Intangible assets, net	1,955	2,165
Goodwill	67,654	67,654
Other assets	82	74
Total assets	$164,450	$167,885

Liabilities and Parent Company Net Investment
Current liabilities
Accounts payable	$5,494	$5,762
Accrued expenses and other current liabilities	11,792	12,824
Deferred revenue	77,082	78,597
Total current liabilities	94,368	97,183
Deferred revenue, less current portion	18,457	18,588
Deferred tax liabilities, net	23,241	23,209
Other liabilities	302	311
Total liabilities	136,368	139,291
Commitments and contingencies (Note 8)
Parent company net investment	28,082	28,594
Total parent company net investment	28,082	28,594
Total liabilities and parent company net investment	$164,450	$167,885

The accompanying notes are an integral part of these financial statements.

eNom, Incorporated

Consolidated Statements of Operations and Comprehensive Loss

(In thousands)

	Year Ended December 31,
	2016	2015	2014
Revenue	$155,760	$156,680	$148,941
Cost of revenue (excluding depreciation and amortization)	127,874	127,330	120,173
Sales and marketing	3,122	2,820	4,030
Technology and development	12,104	12,067	11,424
General and administrative	11,304	10,643	10,504
Depreciation and amortization	4,141	4,071	4,199
Gain on sale of assets	(1,300)	—	—
Interest expense	718	412	166
Loss before income tax	(2,203)	(663)	(1,555)
Income tax (benefit) expense	(554)	218	697
Net loss and comprehensive loss	$(1,649)	$(881)	$(2,252)

The accompanying notes are an integral part of these financial statements.

eNom, Incorporated

Consolidated Statements of Changes in Parent Company Net Investment

(In thousands)

	Parent Company
	Net Investment	Total
Balances as of December 31, 2013	$30,897	$30,897
Net transfer from parent company net investment	(3,333)	(3,333)
Net loss	(2,252)	(2,252)
Balances as of December 31, 2014	$25,312	$25,312
Net transfer to parent company net investment	4,163	4,163
Net loss	(881)	(881)
Balances as of December 31, 2015	$28,594	$28,594
Net transfer to parent company net investment	1,137	1,137
Net loss	(1,649)	(1,649)
Balances as of December 31, 2016	$28,082	$28,082

The accompanying notes are an integral part of these financial statements.

eNom, Incorporated

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2016	2015	2014
Cash flows from operating activities
Net loss	$(1,649)	$(881)	$(2,252)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4,141	4,071	4,199
Deferred income taxes	32	48	3,407
Stock-based compensation expense	3,676	3,258	3,013
Gain on sale of assets	(1,300)	—	—
Other	—	—	27
Change in operating assets and liabilities:
Accounts receivable	292	(1,213)	70
Prepaid expenses and other current assets	471	(2,072)	1,465
Deferred registration costs	472	(1,967)	(7,867)
Other long-term assets	(7)	2	(52)
Accounts payable	(268)	(540)	360
Accrued expenses and other liabilities	(981)	285	1,367
Deferred revenue	(1,646)	1,819	8,280
Net cash provided by operating activities	3,233	2,810	12,017
Cash flows from investing activities
Purchases of property and equipment	(2,744)	(5,465)	(3,171)
Issuance of note receivable	—	—	(2,500)
Proceeds from repayment of note receivable	750	1,750	—
Proceeds from sale of assets	1,300	—	—
Net cash used in investing activities	(694)	(3,715)	(5,671)
Cash flows from financing activities
Net increase (decrease) in parent company net investment	(2,539)	905	(6,346)
Net cash provided by (used in) financing activities	(2,539)	905	(6,346)
Change in cash and cash equivalents	—	—	—
Cash and cash equivalents, beginning of period	—	—	—
Cash and cash equivalents, end of period	$—	$—	$—

Supplemental disclosure of cash flows
Income taxes settled through parent company net investment	$(26)	$(193)	$(7)

The accompanying notes are an integral part of these financial statements.

eNom, Incorporated

Consolidated Notes to Financial Statements

1. Company Background and Basis of Presentation

Description of Business

eNom, Incorporated (together with its subsidiaries, “eNom,” the “Company,” “our,” “we,” or “us”) provides domain name registration and related value-added service subscriptions to third parties. eNom was formed in 1997 and acquired by Demand Media, Inc. (“Demand Media”), a New York Stock Exchange listed company, in 2006. On August 1, 2014, eNom’s wholesale registrar business was spun-off from Demand Media as part of Rightside Group, Ltd. (“Rightside” or “Parent”). eNom is a subsidiary of Rightside, a NASDAQ Global Select Market listed company, and has four subsidiaries.

On January 20, 2017, Rightside entered into a Stock Purchase Agreement with Tucows Inc. (“Tucows”) to sell eNom in exchange for $83.5 million, less a net working capital adjustment of $6.8 million, resulting in net cash at closing of $76.7 million. The purchase price is subject to customary adjustments following the closing, including a working capital adjustment to the extent such amount is greater or less than the estimated net working capital amount determined at closing. The transaction was completed on January 20, 2017.

Basis of Presentation

Our consolidated financial statements are presented on a carve-out basis, as we were part of Rightside for all periods presented. Our consolidated financial statements were derived from the financial statements and accounting records of Rightside. We have prepared the accompanying consolidated financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). We will refer to our consolidated financial statements as “financial statements,” “balance sheets,” “statements of operations and comprehensive loss,” “statements of cash flow” and “statements of changes in parent company net investment” herein.

Our financial statements assume the allocation to us of certain Rightside corporate expenses relating to eNom (refer to Note 13—Transactions with Related Parties and Parent Company Net Investment for further information). The accounting for income taxes is computed for our company on a separate tax return basis (refer to Note 9—Income Taxes for further information).

All significant intercompany accounts and transactions have been eliminated in preparing the financial statements. All transactions between us and Rightside have been included in these financial statements and are deemed to be settled as of each balance sheet date. The total net effect of the settlement of these transactions is reflected in the statements of cash flow as a financing activity and in the balance sheets as “Parent company net investment.” Parent company net investment in the accompanying balance sheets represents Rightside’s historical investment in eNom, the net effect of cost allocations from transactions with Rightside and eNom’s accumulated earnings. Because a direct ownership relationship did not exist, the Parent’s net investment in the Company is shown in lieu of stockholders’ equity in the financial statements.

These financial statements include expense allocations for certain: (1) corporate functions historically provided by Rightside, including, but not limited to, finance, legal, information technology, human resources, communications, compliance, and other shared services; (2) employee benefits and incentives; and (3) stock-based compensation expense. These expenses have been allocated to us on a direct basis when identifiable, with the remainder allocated on a pro rata basis calculated as a percentage of our revenue, headcount and related personnel costs, or servers used to service our eNom business, as applicable. We consider the basis on which these expenses were allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by us during the periods presented.

The allocations do not reflect the expense that we would have incurred as an independent company for the periods presented. Actual costs may have differed if we had been a stand-alone company and would depend on a number of factors, including, but not limited to, the chosen organizational structure, the costs of being a stand-alone company, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.

The financial statements include the attribution of certain assets and liabilities that have historically been held at the corporate level by the Parent, but which are specifically identifiable or allocable to the Company. Refer to Note 2—Summary of Significant Accounting Policies and Accounting Pronouncements for further information on whether each asset or liability was specifically identified or attributed. The Parent’s cash management and financing activities are centralized. Accordingly, no cash, cash equivalents or debt have been allocated to the financial statements. Transactions between the Parent and the Company are considered to be effectively settled at the time the transaction is recorded. The net effect of the settlement of these intercompany transactions is reflected in the statements of cash flow as a financing activity and in the balance sheets as the Parent company net investment.

For the years ended December 31, 2015 and 2014, we have corrected $2.9 million and $3.0 million, respectively, from the caption titled Cost of revenue to the caption titled Technology and development on the consolidated statements of operations and comprehensive loss to correct an error in classification. These misclassifications did not affect consolidated assets, liabilities, net income, cash flows, or equity for the years presented.

2. Summary of Significant Accounting Policies and Accounting Pronouncements

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements  follows.

Principles of Consolidation

The financial statements include all subsidiaries in which we have a controlling interest. All balances and transactions between entities of the Company have been eliminated within the financial statements.

Use of Estimates

We prepared our financial statements in accordance with GAAP, which requires us to make estimates and use assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. We evaluate our estimates and assumptions on an ongoing basis, which form the basis for making judgments about the carrying value of assets and liabilities. We base our estimates on historical experience and other assumptions that we believe to be reasonable under the circumstances.

Significant items subject to such estimates and assumptions include revenue, useful lives and impairment of property and equipment, intangible assets, goodwill, parent allocations, and deferred income tax assets and liabilities. Actual results could differ materially from those estimates. On an ongoing basis, we evaluate our estimates compared to historical experience and trends, which form the basis for making judgments about the carrying value of assets and liabilities.

Revenue Recognition

Revenue for eNom has been specifically identified.

We recognize revenue when four basic criteria are met: (1) persuasive evidence of a sales arrangement exists; (2) performance of services has occurred; (3) the sales price is fixed or determinable; and (4) collectability is reasonably assured. We consider persuasive evidence of a sales arrangement to be the receipt of a signed contract. We assess collectability based on a number of factors, including transaction history and the credit worthiness of a customer. If we determine that collection is not reasonably assured, revenue is not recognized until collection becomes reasonably assured, which is generally upon receipt of cash. We recognize performance incentive rebates and certain other business incentives as a reduction in revenue. We record cash received in advance of revenue recognition as deferred revenue.

For arrangements with multiple deliverables, we allocate revenue to each deliverable if the delivered item(s) has value to the customer on a standalone basis and, if the arrangement includes a general right of return relative to the delivered item, delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the Company. We determine the fair value of the selling price for a deliverable using a hierarchy of (1) Company specific objective and reliable evidence, then (2) third-party evidence, then (3) best estimate of selling price. We allocate any arrangement fee to each of the elements based on their relative selling prices. To the extent that we offer performance incentive rebates or certain other business incentives to our partners, those incentives will be recognized as a reduction to revenue.

Domain Name Registration Fees

We recognize revenue from registration fees charged to third parties in connection with new, renewed and transferred domain name registrations on a straight-line basis over the registration term, which ranges from one to ten years. We record payments received in advance of the domain name registration term in deferred revenue in our balance sheets. The registration term and related revenue recognition commences once we confirm that the requested domain name has been recorded in the appropriate registry under accepted contractual performance standards. We defer the associated direct and incremental costs, which principally consist of registry and Internet Corporation for Assigned Names and Numbers (“ICANN”) fees, and expense them as cost of revenue on a straight-line basis over the registration term.

eNom is an ICANN accredited registrar. Thus, we are the primary obligor with our reseller and retail registrant customers and are responsible for the fulfillment of our registrar services to those parties. As a result, we report revenue in the amount of the fees we receive directly from our reseller and retail registrant customers. Our reseller customers maintain the primary obligor relationship with their retail customers, establish pricing and retain credit risk to those customers. Accordingly, we do not recognize any revenue related to transactions between our reseller customers and their ultimate retail customers. A portion of our resellers have contracted with us to provide billing and credit card processing services to the resellers’ retail customer base in addition to registration services. Under these circumstances, the cash collected from these resellers’ retail customer base exceeds the fixed amount per transaction that we charge for domain name registration services. Accordingly, we do not recognize the amounts that we collect for the benefit of the reseller as revenue, rather the amounts are recorded as a liability until we remit the funds to the reseller on a periodic basis. We report revenue from these resellers on a net basis because the reseller determines the price to charge the retail customer, maintains the primary customer relationship and retains the credit risk.

Value-added Services

We recognize revenue from online registrar value-added services on a straight-line basis over the period in which services are provided. Value-added services include, but are not limited to, security certificates, domain name identification protection, charges associated with alternative payment methodologies, web hosting services and email services. We include payments received in advance of services being provided in deferred revenue until such services have been delivered.

Domain Name Monetization Services

Domain name monetization service revenue represents advertising revenue and is primarily derived from cost-per-click advertising links we place on websites owned by us, and on websites owned by certain of our customers, with whom we have revenue sharing arrangements. Where we enter into revenue sharing arrangements with our customers, such as those relating to advertising on our customers’ domains, and when we are considered the primary obligor, we report the underlying revenue on a gross basis in our statements of operations and comprehensive loss, and record these revenue-sharing payments to our customers as revenue-sharing expenses, which are included in cost of revenue.

Domain Name Sales

Domain name sales revenue, also referred to as Aftermarket and other services revenue, represents proceeds received from selling domain names that are not renewed by customers of our registrar platform. Domain name sales are primarily conducted through our direct sales efforts as well as through our NameJet, LLC (“NameJet”) joint venture with Web.com, of which we own 50%. While certain domain names sold are registered on our registrar platform upon sale, we have determined that sales revenue and related registration revenue represent separate units of accounting, because the domain name has value to the customers on a stand-alone basis, where a customer could resell it separately, without the registration service, there is objective and reliable evidence of the fair value of the registration service and no general rights of return. We evaluated each deliverable, domain name sale and domain name registration, to determine whether vendor-specific objective evidence (“VSOE”) or third-party evidence of selling price (“TPE”) existed in order to determine the selling price for each unit of accounting.

We determined that there is VSOE for domain name registrations through analysis of historical stand-alone transactions sold by us, which have been consistently priced with limited discounts. For domain name sales, we have determined that TPE is not a practical alternative due to the uniqueness of domain names compared to those sold by competitors and the availability of relevant third-party pricing information. We have not established VSOE for domain names due to the lack of pricing consistency and other factors. Accordingly, we allocate revenue to the domain name sale deliverable in the arrangement based on best estimate of the selling price (“BESP”). We determine BESP by reference to the total transaction price and an estimate of what a market participant would pay without the registration service. Based on the nature of the transaction and its elements, we believe that there are no meaningful discounts embedded in the overall arrangement. We recognize domain name sales revenue when title to the name is transferred to the buyer and the related registration fees are recognized on a straight-line basis over the registration term. If we sell a domain name, we recognize any unamortized cost basis as a cost of revenue over the registration term.

For sales of third-party owned domain names generated through NameJet, we recognize revenue net of auction service fee payments to NameJet. We generated revenue of approximately $4.2 million, $4.8 million and $4.4 million from domain name sales generated through NameJet for the year ended December 31, 2016, 2015 and 2014, respectively.

Intangible Assets

Intangible assets, which include trade names, customer relationships and technology, have been specifically identified.

Acquired in Business Combinations

We perform valuations of assets acquired and liabilities assumed on each acquisition accounted for as a business combination and allocate the purchase price of each acquired business to our respective net tangible and intangible assets. Acquired intangible assets include: trade names, customer relationships, and technology. We determine the appropriate useful life by performing an analysis of expected cash flows based on historical experience of the acquired businesses. Intangible assets are amortized over their estimated useful lives of five to 20 years, using the straight-line method, which approximates the pattern in which the economic benefits are consumed.

Impairment of Intangible Assets

We evaluate the recoverability of our finite-lived intangible assets for impairment when events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. When such events or circumstances occur, an impairment test would be performed by comparing the estimated undiscounted future cash flows expected to result from the use of the asset group to the related asset group’s carrying value. If an asset is considered impaired, the impairment loss is measured as the amount by which the carrying value of the asset group exceeds its estimated fair value. We have not recognized any such impairment loss associated with our finite-lived intangible assets during the years ended December 31, 2016, 2015 or 2014.

Goodwill

Goodwill has been specifically identified.

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the net tangible and the identifiable intangible assets. Goodwill is not amortized; rather, goodwill is tested for impairment at the reporting unit level on an annual basis during the fourth quarter, as of October 1, or more frequently, if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value. These events or circumstances could include a significant change in the Company’s business outlook, legal factors, financial performance, industry environment, or a sale or disposition of a significant portion of a reporting unit. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to the reporting units, assignment of goodwill to the reporting units and the determination of fair value of the reporting units. Management has determined that we have only one reporting unit.

Goodwill is tested annually for impairment using a two-step process. First, we determine if the carrying value of the reporting unit exceeds fair value, which would indicate that goodwill may be impaired. If the fair value of the reporting unit exceeds the carrying value, goodwill is not impaired and no additional steps are necessary. If, however, the fair value of the reporting unit is less than carrying value, then goodwill may be impaired and we perform the second step of the test to determine if goodwill is impaired and to measure the amount of impairment loss, if any. In the second step, we compare the implied fair value of the goodwill to its carrying amount in order to determine if there is an impairment loss. If the carrying amount of goodwill exceeds its implied fair value, then an impairment loss is recognized in an amount equal to the excess.

We estimate the fair value of the reporting unit in step one using the market approach. We estimate the implied fair value of our reporting unit in step two using the discounted cash flows approach. The implied fair value is primarily based on an estimate of the cash flows expected to result from the reporting unit but may require valuations of certain internally generated and unrecognized intangible assets such as our software, technology, patents and trademarks, and then discounted using an estimated weighted-average cost of capital. These estimates and the resulting valuations require significant judgment.

We performed the first step of the goodwill analysis for the year ended December 31, 2016, 2015 and 2014, and noted that the fair value of the reporting unit was above the carrying value of $27.2 million, $28.6 million and $25.3 million, respectively. Based on a review of events and changes in circumstances at the reporting unit level through December 31, 2016, we have not identified any indications that the carrying value of our goodwill is impaired. There were no charges recorded related to goodwill impairment during the year ended December 31, 2016, 2015 or 2014.

Impairment of Long-lived Assets

We evaluate the recoverability of our long-lived assets with finite useful lives for impairment when events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. When such events or circumstances occur, an impairment test would be performed by comparing the estimated undiscounted future cash flows expected to result from the use of the asset group to the related asset group’s carrying value. If an asset is considered impaired, the impairment loss is measured as the amount by which the carrying value of the asset group exceeds its estimated fair value. We have not recognized any such impairment loss associated with our long-lived assets during the year ended December 31, 2016, 2015 or 2014.

Income Taxes

Our operations have historically been included in the federal income tax return of Rightside, and prior to August 1, 2014, part of Demand Media. For periods during which our operations were included with Rightside or Demand Media, income taxes are presented in these financial statements as if we filed our own tax returns on a separate return basis. As a result, actual tax transactions included in the Parent’s consolidated financial statements may not be included in our financial statements. Similarly, the tax treatment of certain items reflected in our financial statements may not be reflected in the Parent’s consolidated financial statements and tax returns. Therefore, such items as net operating losses, credit carry-forwards and valuation allowances may not exist in our financial statements that may exist in the Parent’s consolidated financial statements.

We account for our income taxes using the liability and asset method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements or in our tax returns. In estimating future tax consequences, generally all expected future events other than enactments or changes in the tax law or rates are considered. Deferred income taxes are recognized for differences between financial reporting and tax bases of assets and liabilities at the enacted statutory tax rates in effect for the years in which the temporary differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. We evaluate the realizability of our deferred tax assets and valuation allowances are provided when necessary to reduce deferred tax assets to the amounts expected to be realized.

We operate in various tax jurisdictions and are subject to audit by various tax authorities. We provide tax contingencies whenever it is deemed probable that a tax asset has been impaired or a tax liability has been incurred for events such as tax claims or changes in tax laws. Tax contingencies are based upon their technical merits, and relevant tax law and the specific facts and circumstances as of each reporting period. Changes in facts and circumstances could result in material changes to the amounts recorded for such tax contingencies.

We recognize a tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that we believe has a greater than 50% likelihood of being realized upon settlement. We recognize interest and penalties accrued related to unrecognized tax benefits in our income tax (benefit) expense provision in the accompanying statements of operations and comprehensive loss.

We calculate our current and deferred tax provision based on estimates and assumptions that could differ from the actual results reflected in income tax returns filed in subsequent years. Adjustments based on filed returns are recorded when identified. The amount of income taxes we pay is subject to ongoing audits by federal, state and foreign tax authorities. Our estimate of the potential outcome of any uncertain tax issue is subject to management’s assessment of relevant risks, facts, and circumstances existing at that time. To the extent that our assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made.

Accounts Receivable

Accounts receivable have been specifically identified.

Accounts receivable primarily consist of amounts due from registries and from certain domain reseller customers of our registrar service offering. Receivables from registries represent refundable amounts for registrations that were placed on auto-renew status by the registries, but were not explicitly renewed by a registrant as of the balance sheet dates. We record registry services accounts receivable at the amount of the registration fees paid by us to a registry for all registrations placed on auto-renew status. Subsequent to the lapse of a prior registration period, a registrant either renews the applicable domain name with us, which results in the application of the refundable amount to a consummated transaction, or the registrant lets the domain name registration expire, which results in a refund of the applicable amount from a registry to us.

Since our domain name registration services are primarily conducted on a prepaid basis through credit card or internet payments processed at the time a transaction is consummated, we do not carry significant receivables related to these business activities.

Deferred Revenue and Deferred Registration Costs

Deferred revenue and deferred registration costs have been specifically identified.

Deferred revenue consists primarily of amounts received from customers in advance of our performance for domain name registration services and online value-added services. We recognize deferred revenue as revenue on a systematic basis that is proportionate to the unexpired term of the related domain name registration over online value-added service period.

Deferred registration costs represent incremental direct costs paid in advance to registries, ICANN, and other third parties for domain name registrations and are recorded as a deferred cost. We record the amortization of deferred registration costs to cost of revenue on a straight-line basis over the registration period.

Property and Equipment and Software Development Costs

Property and equipment have been specifically identified when applicable, together with an allocation of servers used to service our eNom business. Property and equipment and software development costs include management’s best estimates of the assets required to service the eNom business on a stand-alone company basis.

We record property and equipment at cost and provide for depreciation and amortization using the straight-line method for financial reporting purposes over the estimated useful lives.

We capitalize certain costs of internally developed software or software purchased for internal use. We capitalize software development costs when application development begins, it is probable that the project will be completed, and the software will be used as intended. We expense costs associated with preliminary project stage activities, training, maintenance, and all other post-implementation stage activities as we incur these costs. Our policy provides for the capitalization of certain payroll, benefits, and other payroll-related costs for employees who are directly associated with internal-use software development projects, as well as external direct costs of materials and services associated with developing or obtaining internal-use software. We only capitalize personnel costs that relate directly to time spent on such projects.

The estimated useful lives by asset classification are as follows:

●	Computer hardware: 2 to 5 years

●	Computer software: 2 to 3 years

●	Internally developed software: 3 years

●	Furniture and equipment: 7 to 10 years

●	Leasehold improvements: Shorter of the estimated useful life or life of related lease

There were no impairments related to property and equipment during the year ended December 31, 2016, 2015 or 2014.

Investments

Investments have been specifically identified.

We account for investments in entities over which we have the ability to exert significant influence, but do not control and are not the primary beneficiary of, including NameJet, using the equity method of accounting. We include our proportionate share of earnings (losses) of our equity method investees in other income in our statements of operations and comprehensive loss. Our proportional shares of affiliate earnings or losses accounted for under the equity method of accounting were not material for all periods presented. Transactions with our equity method investees generated revenue of approximately $4.2 million, $4.8 million and $4.4 million for the year ended December 31, 2016, 2015 and 2014, respectively.

Leases

Our Parent leases office space and equipment under non-cancelable operating leases, and allocates a portion of rent expense to us based on headcount.

Advertising Costs

Advertising costs are expensed as incurred and generally consist of online advertising, sponsorships, and trade shows. Such costs are included in sales and marketing expense in our statements of operations and comprehensive loss. Advertising costs have been specifically identified.

Stock-based Compensation Expense

Rightside incurred stock-based compensation expense based on the fair value of stock awards issued to employees. Stock-based compensation expense includes both stock compensation directly attributed to eNom employees, as well as an allocation of corporate stock-based compensation expense from Rightside based on personnel costs. We measure stock-based compensation expense at the grant date based on the fair value of the award. We recognize compensation expense on a straight-line basis over the requisite service period. The requisite service period is generally four years. The compensation cost is recognized net of estimated forfeiture activity.

Interest Expense

Interest expense has been allocated to us from our Parent based on our portion of the collateralized assets used to secure the credit facilities.

Interest expense consists of interest expense on our Parent’s credit facilities that we have been allocated. Interest expense includes amortization of deferred financing costs and debt discount.

Fair Value of Financial Instruments

Fair value represents the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. We measure our financial assets and liabilities in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Assets and liabilities recognized or disclosed at fair value in our financial statements on a nonrecurring basis include items such as property and equipment, equity method investments, and other assets. These assets are measured at fair value if determined to be impaired. The fair values of these assets are determined based on valuation techniques using the best information available and may include quoted market prices, market comparables, and discounted cash flow projections. An impairment charge is recorded when the cost of the investment exceeds its fair value and this condition is determined to be other-than-temporary.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Assets and liabilities recognized or disclosed at fair value in our financial statements on a recurring basis include our note receivable. This asset is measured at fair value at each balance sheet date.

Adoption of New Accounting Pronouncements

In November 2015, the FASB issued ASU 2015-17, Incomes Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, which requires all deferred tax assets and liabilities to be presented on the balance sheets as noncurrent. Deferred taxes were previously required to be classified as current or noncurrent in a classified balance sheet. The new standard does not change the accounting for deferred taxes. ASU 2015-17 is effective for interim and annual reporting periods beginning after December 15, 2016 with early application permitted. The standard may be applied either prospectively or retrospectively. We adopted the new standard on a retrospective basis for the fiscal year ended December 31, 2015. Our net deferred taxes are presented as noncurrent and in our balance sheets.

In April 2015, the FASB issued ASU 2015-05, Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement. The new standard provided guidance to customers about whether a cloud computing arrangement included a software license. If a cloud computing arrangement includes a software license, the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. The new standard did not change a customer’s accounting for service contracts. We adopted ASU 2015-05 prospectively on January 1, 2016 with no material impact on the financial statements.

In January 2015, the FASB issued ASU 2015-01, Income Statement—Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items. The new standard eliminates the GAAP concept of extraordinary items. It instead requires transactions that are unusual, infrequent or both to be presented as a separate component of income from continuing operations or, alternatively, disclosed in the notes to the financial statements. We adopted ASU 2015-01 prospectively on January 1, 2016.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. For each reporting period, the new standard explicitly requires management to assess whether there is substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. Depending on the result, additional detailed disclosures may be required. The new standard is effective for interim and annual reporting periods ending after December 15, 2016 with early adoption permitted. We adopted ASU 2014-15 as of December 31, 2016 with no material impact on our financial statements.

Accounting Pronouncements Not Yet Adopted

In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The new standard simplifies the test for goodwill impairment by eliminating Step 2. The new standard is effective for interim and annual reporting periods beginning after December 15, 2019 with early adoption permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. ASU 2017-04 will be applied on a prospective basis. We expect the adoption of this standard will reduce the complexity surrounding the evaluation of goodwill for impairment. The impact of this standard will depend on the outcomes of future goodwill impairment tests.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The new standard provides specific guidance on eight cash flow classification issues, thereby reducing the diversity in practice on these issues. The new standard is effective for interim and annual reporting periods beginning after December 15, 2017 with early adoption permitted. We do not believe this standard will have a material impact on our financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The new standard replaces the current incurred loss impairment methodology with one that reflects expected credit losses and utilizes a broader range of information to make credit loss estimates. The new standard is effective for interim and annual reporting periods beginning after December 15, 2019 with early adoption permitted. We have not determined the impact of the adoption on our financial statements. Because we have trade receivables, we are working to develop a method to estimate the expected credit losses in order to record an allowance for losses on the balance sheets as required by the new standard.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The new standard provides new criteria for recognizing revenue to depict the transfer of goods or services to customers in amounts that reflect the consideration to which an entity expects to be entitled in exchange for those goods or services. It also requires expanded disclosures to provide greater insight into both revenue that has been recognized and revenue that is expected to be recognized in the future from existing contracts. Quantitative and qualitative information will be provided about the significant judgments and changes in those judgments that management made to determine the revenue that is recorded. ASU 2014-09 was set to be effective for interim and annual periods beginning after December 15, 2016. In August 2015, the FASB issued ASU 2015-14, Deferral of the Effective Date, which changed the effective date to interim and annual periods beginning after December 15, 2017, with early adoption permitted as of the original effective date. In March 2016, the FASB issued ASU 2016-08, Principal versus Agent Considerations (Reporting Revenue Gross versus Net), which clarifies the implementation guidance on determining the proper unit of account and applying the control principle. In April 2016, the FASB issued ASU 2016-10, Identifying Performance Obligations and Licensing, which clarifies the implementation guidance on identifying when a performance obligation has been satisfied and determining how to recognize revenue when an entity grants a license to use or access its intellectual property. In May 2016, the FASB issued ASU 2016-12, Narrow-Scope Improvements and Practical Expedients, which aims to reduce the risk of diversity in practice for certain aspects of Topic 606, including collectibility, noncash consideration, presentation of sales tax, and transition. The new standard may be applied retrospectively to each prior period presented (full retrospective method) or retrospectively with a cumulative-effect adjustment recognized at the date of adoption (modified retrospective method). We do not intend to adopt the standard early and are currently assessing the provisions of the new standard. We have not determined the transition method or impact of the adoption on our financial statements. We are continuing to assess all potential impacts of the standard including identifying distinct performance obligations, determining whether a significant financing component exists in certain arrangements with upfront payments, determining when performance obligations transfer to customers and selecting the appropriate method for measuring progress toward complete satisfaction, presentation of incremental costs to obtain a contract, and principle versus agent considerations.

3. Intangible Assets

Intangible assets consisted of the following (in thousands):

	December 31, 2016				December 31, 2015
				Weighted				Weighted
	Gross			average	Gross			average
	carrying	Accumulated		useful	carrying	Accumulated		useful
	amount	amortization	Net	life (years)	amount	amortization	Net	life (years)
Customer relationships	$12,618	$(12,618)	$—	6.7	$12,618	$(12,618)	$—	6.7
Technology	7,537	(7,537)	—	5.0	7,537	(7,537)	—	5.0
Trade names	4,190	(2,235)	1,955	20.0	4,190	(2,025)	2,165	20.0
Total	$24,345	$(22,390)	$1,955		$24,345	$(22,180)	$2,165

Amortization expense of intangible assets was $210 thousand for both of the years ended December 31, 2016 and 2015, respectively.

Estimated future amortization expense related to intangible assets held at December 31, 2016 (in thousands):

Years Ending December 31,	Amount
2017	$210
2018	210
2019	209
2020	209
2021	209
Thereafter	908
Total	$1,955

4. Property and Equipment

Property and equipment consisted of the following (in thousands):

	December 31,
	2016	2015
Computers and other related equipment	$9,588	$10,645
Purchased and internally developed software	11,774	10,641
Furniture and fixtures	476	451
Leasehold improvements	635	584
Property and equipment, gross	22,473	22,321
Less: accumulated depreciation	(17,766)	(16,366)
Property and equipment, net	$4,707	$5,955

 The net book value of internally developed software costs was $2.3 million and $2.7 million as of December 31, 2016 and 2015, respectively (net of $7.1 million and $5.6 million of accumulated amortization, respectively).

Depreciation expense was $3.9 million, $3.9 million and $4.0 million for the year ended December 31, 2016, 2015 and 2014, respectively.

5. Goodwill

As of December 31, 2016 and 2015, our goodwill balance was $67.7 million.

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the net tangible and the identifiable intangible assets. Goodwill amounts are not amortized, but rather tested for impairment at least annually during the fourth quarter. Our most recent annual impairment analysis was performed in the fourth quarter, as of October 1, 2016, and indicated that the fair value exceeded the carrying value of the reporting unit. Based on a review of events and changes in circumstances at the reporting unit level through December 31, 2016, no impairment was identified for any periods presented.

6. Other Balance Sheet Items

Accounts receivable consisted of the following (in thousands):

	December 31,
	2016	2015
Accounts receivable—trade	$2,941	$2,962
Receivables from registries	3,623	3,840
Allowance for doubtful accounts	(131)	(77)
Accounts receivable, net	$6,433	$6,725

Activity within the allowance for doubtful accounts was as follows (in thousands):

	December 31,
	2016	2015	2014
Balance as of January 1,	$77	$—	$—
Charges, net of reversal	126	77	—
Write-offs	(72)	—	—
Balance as of December 31,	$131	$77	$—

Prepaid expenses and other currents assets consisted of the following (in thousands):

	December 31,
	2016	2015
Prepaid expenses	$1,449	$719
Prepaid registry fees	1,746	2,947
Note receivable	—	750
Prepaid expenses and other current assets	$3,195	$4,416

Namecheap Senior Unsecured Promissory Note Receivable

In October 2014, we entered into an agreement with Namecheap, Inc. (“Namecheap”), whereby Namecheap issued a Senior Unsecured Promissory Note (the “Note”) to us for $2.5 million that accrued interest at a rate determined in part by reference to the six-month LIBOR rate. This Note was issued in connection with our Registrar Agreement dated December 23, 2013 (the “Letter Agreement”). The Note had a maturity date of December 31, 2015. The proceeds from the Note were used by Namecheap for general corporate purposes. Once the Note had been repaid by Namecheap, no portion of the Note may be reborrowed. Namecheap made three principal payments during the year ended December 31, 2015 totaling $1.75 million reducing the outstanding balance of the note receivable to $750 thousand as of December 31, 2015, which we have included in prepaid expenses and other current assets on our balance sheet. In January 2016, we entered into Amendment No. 4 of Senior Unsecured Promissory Note, which extended the maturity date of the Note receivable to June 30, 2016. During 2016, Namecheap made four principal payments totaling $750 thousand, which fully paid off the Note receivable as of June 30, 2016.

Accrued expenses and other current liabilities consisted of the following (in thousands):

	December 31,
	2016	2015
Customer deposits	$6,290	$6,455
Accrued payroll and related items	1,158	853
Commissions payable	2,112	2,182
Registry payable	820	1,673
Other	1,412	1,661
Accrued expenses and other current liabilities	$11,792	$12,824

7. Gain on Sale of Assets

In April 2016, we sold the majority of our non-core registrar credentials. Registrars are required to be accredited by ICANN in order to register domain names. The registrar credentials that were sold were mainly used to increase our ability to register newly deleted domain names the instant they became available. They were part of a business on which we are no longer focusing. The sale of these credentials resulted in a net gain of $1.3 million for the year ended December 31, 2016. We recorded this gain in gain on sale of assets, on the statements of operations and comprehensive loss.

8. Commitments and Contingencies

Operating Leases

Our Parent conducts its operations utilizing leased office facilities in various locations. Our Parent has leases which expire between July 2017 and April 2022. Rent expense allocated to us was $1.1 million, $1.0 million and $0.8 million for the year ended December 31, 2016, 2015 and 2014, respectively.

Litigation

From time to time, we are party to various litigation matters incidental to the conduct of our business. There is no pending or threatened legal proceeding to which we are a party that, in our belief, is likely to have a material adverse effect on our future financial results.

Taxes

From time to time, various federal, state and other jurisdictional tax authorities undertake review of Rightside and its filings (and for periods prior to August 1, 2014, Demand Media), which include eNom. In evaluating the exposure associated with various tax filing positions, we accrue charges for possible exposures. We believe any adjustments that may ultimately be required as a result of any of these reviews will not be material to our financial statements.

Indemnifications Arrangements

In the normal course of business, Rightside has made certain indemnities, commitments and guarantees under which eNom may be required to make payments in relation to certain transactions. Those indemnities include intellectual property indemnities to Rightside’s customers, indemnities to Rightside’s directors and officers to the maximum extent permitted under the laws of the State of Delaware and indemnities related to Rightside’s lease agreements. In addition, our distribution partner agreements contain certain indemnification provisions, which are generally consistent with those prevalent in our industry. We have not incurred significant obligations under indemnification provisions historically and do not expect to incur significant obligations in the future. Accordingly, we have not recorded any liability for these indemnities, commitments and guarantees in the balance sheets.

9. Income Taxes

Our operations were included in Rightside’s (and for periods prior to August 1, 2014, Demand Media) U.S. federal and state income tax returns for all periods presented. Income taxes are presented in these financial statements as if we filed our own tax returns on a stand-alone basis. These amounts may not reflect tax positions taken or to be taken by Rightside, and have been available for use by Rightside and may remain with Rightside after the divestiture of eNom. Prior to the divestiture, current income tax liabilities were settled with Rightside.

Loss before income taxes consisted of the following (in thousands):

	Year Ended December 31,
	2016	2015	2014
Domestic	$(2,280)	$(739)	$(1,579)
Foreign	77	76	24
Loss before income taxes	$(2,203)	$(663)	$(1,555)

The income tax expense (benefit) consisted of the following (in thousands):

	Year Ended December 31,
	2016	2015	2014
Current expense:
Federal	$—	$154	$—
State	—	16	—
Foreign	23	23	7
Deferred (benefit) expense:
Federal	(595)	(20)	617
State	18	45	73
Total income tax (benefit) expense	$(554)	$218	$697

The reconciliation of the federal statutory income tax rate of 34% to our effective income tax rate is as follows (in thousands):

	Year Ended December 31,
	2016	2015	2014
Expected income tax benefit at U.S. statutory rate	$(749)	$(225)	$(529)
Foreign rate differential	23	23	7
State tax expense, net of federal taxes	18	41	48
Non-deductible stock-based compensation expense	148	396	1,212
Meals and entertainment	12	9	18
Other	(6)	(26)	(59)
Total income tax (benefit) expense	$(554)	$218	$697

All tax expenses (benefits) and payables are deemed to be settled with the Parent as of each period end.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands):

	December 31,
	2016	2015
Deferred tax assets
Accrued liabilities not currently deductible	$296	$310
Intangible assets - excess of financial statement amortization over tax basis	1,562	1,887
Indirect federal impact of deferred state taxes	776	790
Deferred revenue	6,960	6,629
Stock-based compensation expense	510	457
Other	125	50
Total deferred tax assets	$10,229	$10,123
Deferred tax liabilities
Deferred registration costs	$(23,781)	$(24,098)
Prepaid expenses	(1,411)	(1,120)
Goodwill not amortized for financial reporting	(7,507)	(6,792)
Intangible assets - excess of financial basis over tax basis	(730)	(809)
Property and equipment	(41)	(513)
Other	—	—
Total deferred tax liabilities	(33,470)	(33,332)
Net deferred tax liabilities	$(23,241)	$(23,209)

We are subject to the accounting guidance for uncertain income tax positions. We believe that our income tax positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material adverse effect on our financial condition, results of operations, or cash flow.

Our policy for recording interest and penalties associated with audits and uncertain tax positions is to record such items as a component of income tax expense, and amounts recognized to date are insignificant. No uncertain income tax positions were recorded during the year ended December 31, 2016, 2015 or 2014, and we do not expect our uncertain tax position to change during the next twelve months.

10. Stock-based Compensation

Stock Incentive Plan

Our Parent has one active equity plan, the 2014 Incentive Award Plan, under which Rightside is authorized to grant stock options, stock bonuses, stock appreciation rights, restricted stock and restricted stock units (“RSUs”). For periods prior to August 1, 2014, Demand Media was authorized to grant restricted stock units, restricted stock awards, stock options and other incentive awards under the 2010 Incentive Award Plan. Employees of eNom have received grants of stock options and restricted stock units from Rightside for periods after August 1, 2014, and from Demand Media for periods prior to August 1, 2014.

These stock-based awards generally vest over four years and are subject to the employee’s continued employment. We also estimate forfeiture rates at the time of grants and revise the estimates in subsequent periods if actual forfeitures differ from our estimates. We record stock-based compensation net of estimated forfeitures.

Stock-based Compensation Expense

We have been allocated stock-based compensation expense based on wages for direct and allocated eNom employees. Our stock-based compensation expense related to stock-based awards that have been included in the following line items within the statements of operations and comprehensive loss are as follows (in thousands):

	Year Ended December 31,
	2016	2015	2014
Cost of revenue	$195	$181	$217
Sales and marketing	434	454	634
Technology and development	918	827	618
General and administrative	2,129	1,796	1,544
Total stock-based compensation expense	$3,676	$3,258	$3,013

Allocated expenses from Rightside include stock-based compensation of $3.0 million, $2.6 million and $2.6 million for the year ended December 31, 2016, 2015 and 2014, respectively, for the employees of Rightside whose costs of service were allocated to us. These costs are reflected in the table above, and these costs are included in cost of revenue, sales and marketing, technology and development and general and administrative expenses in the statements of operations and comprehensive loss.

The following table presents information related to stock-based compensation activity as follows (in thousands):

	Year Ended December 31,
	2016	2015	2014
Intrinsic value of options exercised	$8	$11	$—
Intrinsic value of restricted stock units vested	630	353	183

As of December 31, 2016, there was $1.8 million of unrecognized stock-based compensation expense for direct eNom employees. This amount is expected to be recognized over a weighted average period of 2.7 years.

Award Activity

Stock option activity and RSUs activity in the tables below include equity awarded to direct eNom employees.

Stock Options

No stock options were granted to employees during the years ended December 31, 2016, 2015 or 2014.

The following table presents a summary of our stock option activity for the year ended December 31, 2016 (in thousands, except for per share amounts and contractual term):

			Weighted
			Average
		Weighted	Remaining
		Average	Contractual	Aggregate
		Exercise Price	Term	Intrinsic
	Shares	Per Share	(in years)	Value
Outstanding as of December 31, 2015	16	$12.01
Granted	—	—
Exercised	(1)	4.97
Cancelled	(4)	14.13
Outstanding as of December 31, 2016	11	11.84	1.90	$5

Exercisable as of December 31, 2016	11	$11.84	1.90	$5

Restricted Stock Units

The following table presents a summary of our RSU activity for the year ended December 31, 2016 (in thousands, except for per share amounts):

		Weighted
		Average
	Shares	Share Value
Outstanding as of December 31, 2015	180	$9.05
Granted	146	8.26
Vested	(68)	9.28
Cancelled	(40)	10.01
Outstanding as of December 31, 2016	218	$8.26

11. Employee Benefit Plan

Our Parent maintains a defined contribution plan covering eligible employees in the United States and foreign locations. The plan allows employees to voluntarily contribute a percentage of their compensation. Our Parent may, at their discretion, match a portion of employees’ eligible contributions. Our expense associated with the contribution plan, which was allocated based on direct and allocated eNom employees, was $378 thousand, $341 thousand and $334 thousand for the year ended December 31, 2016, 2015 and 2014, respectively.

12. Business Segments

We follow the authoritative literature that established annual and interim reporting standards for an entity’s operating segments and related disclosures about its products and services, geographic regions and major customers. We operate in one operating segment. Our chief operating decision maker (“CODM”) manages our operations on a global basis for purposes of evaluating financial performance and allocating resources. The CODM reviews separate revenue information for our Registrar services and Aftermarket and other services. All other financial information is reviewed by the CODM on a global basis. Our operations are located in the United States, Canada and Australia.

Revenue from our Registrar services and Aftermarket and other services offerings are as follows (in thousands):

	Year Ended December 31,
	2016	2015	2014
Registrar services	$149,450	$149,374	$140,823
Aftermarket and other	6,310	7,306	8,118
Total revenue	$155,760	$156,680	$148,941

Revenue by geographic location is as follows (in thousands):

	Year Ended December 31,
	2016	2015	2014
United States	$116,928	$115,755	$105,871
International	38,832	40,925	43,070
Total	$155,760	$156,680	$148,941

No international country represented more than 10% of total revenue in any period presented. Substantially all long-lived assets are located in the United States.

13. Transactions with Related Parties and Parent Company Net Investment

Our financial statements include direct costs of eNom incurred by Rightside on our behalf and an allocation of certain general corporate costs incurred by Rightside. Direct costs include finance, legal, human resources, technology development, and other services and have been determined based on a direct basis when identifiable, with the remainder allocated on a pro rata basis calculated as a percentage of our revenue, headcount and related personnel costs, or servers used to service our eNom business. General corporate costs include, but are not limited to, executive oversight, accounting, internal audit, treasury, tax, and legal. The allocations of general corporate costs are based primarily on estimated time incurred and/or activities associated with us. Management believes the allocations of costs from Rightside to service eNom as a stand-alone company are reasonable. The financial statements may not include all of the costs that would have been incurred had we been a stand-alone company during the periods presented and may not reflect our financial position, results of operations and cash flows had we been a stand-alone company during the periods presented.

We recorded the following costs allocated by Rightside in our statements of operations and comprehensive loss as follows (in thousands):

	Year Ended December 31,
	2016	2015	2014
Cost of revenue	$51	$33	$145
Sales and marketing	715	772	785
Technology and development	3,018	3,724	3,158
General and administration	8,788	9,769	9,232
Depreciation and amortization	778	635	652
Interest expense	718	412	166
Total allocated expenses	$14,068	$15,345	$14,138

The table above includes allocated stock-based compensation of $3.0 million, $2.6 million, $2.6 million for the year ended December 31, 2016, 2015 and 2014, respectively, for the employees of Rightside whose cost of services were partially allocated to us.

Rightside uses a centralized approach to cash management and financing of its operations. Cash is maintained by Rightside and funds eNom’s operating and investing activities as needed. This centralized approach to cash management was necessary to enable us to meet our liquidity needs. This arrangement is not reflective of the manner in which we would have been able to finance our operations had we been a stand-alone company during the periods presented. Cash transfers to and from Rightside’s cash management accounts are reflected within Parent company net investment on the balance sheets.

Net transfers to Rightside are included within net transfers (from) to parent company net investment on the statements of change in parent company net investment. The components of the net transfers to Rightside are as follows (in thousands):

	Year Ended December 31,
	2016	2015	2014
Cash pooling and general financing activities	$(12,957)	$(11,375)	$(17,478)
Corporate allocations	14,068	15,345	14,138
Current provision for income taxes	26	193	7
Net transfer (from) to parent company net investment	$1,137	$4,163	$(3,333)

14. Fair Value of Financial Instruments

We measure our financial assets and liabilities in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

●

Level 1—valuations for assets and liabilities traded in active exchange markets, or interest in open-end mutual funds that allow a company to sell its ownership interest back at net asset value on a daily basis. Valuations are obtained from readily available pricing sources for market transactions involving identical assets, liabilities or funds.

●

Level 2—valuations for assets and liabilities traded in less active dealer, or broker markets, such as quoted prices for similar assets or liabilities or quoted prices in markets that are not active. Level 2 includes U.S. Treasury, U.S. government and agency debt securities, and certain corporate obligations. Valuations are usually obtained from third-party pricing services for identical or comparable assets or liabilities.

●

Level 3—valuations for assets and liabilities that are derived from other valuation methodologies, such as option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.

Financial assets and financial liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. In determining fair value, we utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible and consider counterparty credit risk in our assessment of fair value. Our assessment of the significance of a particular input to the fair value measurements requires judgment, and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy.

Assets and liabilities that are not recognized at fair value in our consolidated financial statements but for which the fair value is disclosed, are summarized below (in thousands):

	Carrying	Fair Value Measurement Using			Total
As of December 31, 2015	Value	Level 1	Level 2	Level 3	Fair Value
Assets:
Note receivable	$750	$—	$—	$750	$750

Our note receivable is short-term in nature and its carrying value approximates fair value. This is classified as a Level 3 measurement. The note receivable was fully paid off as of June 30, 2016 (refer to Note 6—Other Balance Sheet Items for further information).

The following table presents a reconciliation of our note receivable measured at fair value using unobservable inputs (Level 3) (in thousands):

Amount
Balance as of December 31, 2013	$—
Issuance of note receivable	2,500
Balance as of December 31, 2014	2,500
Repayments on note receivable	(1,750)
Balance as of December 31, 2015	750
Repayments on note receivable	(750)
Balance as of December 31, 2016	$—

15. Concentrations

Credit and Business Risk

Financial instruments that potentially subject us to a concentration of credit risk consist of accounts receivable.

Partners comprising more than 10% of the accounts receivable balance were as follows:

	December 31,
	2016	2015
Registry partner	43%	37%

Significant Customers

A substantial portion of our revenue is generated through arrangements with two partners noted below. We may not be successful in renewing these agreements on commercially acceptable terms, or at all, and if they are renewed, they may not be on terms as favorable as the current agreements. The percentage of revenue generated through partners representing more than 10% of revenue is as follows:

	Year Ended December 31,
	2016	2015	2014
Registrar—Wholesale partner	25%	24%	21%
Registry partner	67	67	67

16. Subsequent Events

The financial statements of eNom are derived from the consolidated financial statements of Rightside, which issued its annual audited consolidated financial statements on March 15, 2017.

Rightside entered into a Stock Purchase Agreement with Tucows Inc. (“Tucows”) to sell eNom in exchange for $83.5 million, less a net working capital adjustment of $6.8 million, resulting in net cash at closing of $76.7 million, which is subject to customary adjustments following the closing, including a working capital adjustment to the extent such amount is greater or less than the estimated net working capital amount determined at closing. The transaction was completed on January 20, 2017. Concurrently, Rightside entered into a sublease agreement with eNom for approximately 20,500 square feet of Rightside’s headquarters in Kirkland, Washington.